Exhibit 99.1

Kodiak Sciences Announces Recent Business Highlights and Fourth Quarter and Full Year 2023 Financial Results

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Three clinical programs present diversified opportunities in and outside the existing anti-VEGF market and are being progressed toward Phase 3 value inflection points
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New Phase 3 GLOW2 study of tarcocimab in diabetic retinopathy actively recruiting
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Phase 1b study of KSI-101 planned for 2Q2024 with the goal of initiating dual pivotal studies in 2024
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New Phase 3 DAYBREAK study in wet AMD to include KSI-501 and tarcocimab investigational groups versus aflibercept targeted to start recruitment mid-2024 following completion of FDA discussions
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Investor day to be scheduled after on-going regulatory interactions completed

Palo Alto, CA — March 28, 2024 – Kodiak Sciences Inc. (Nasdaq: KOD), today reported business highlights and financial results for the quarter and year ended December 31, 2023.

“We intend to progress our portfolio of three late-stage clinical assets as rapidly as we can into Phase 3 value inflection points,” said Dr. Victor Perlroth, Chief Executive Officer of Kodiak Sciences.

“We were pleased with the Phase 1 study results of KSI-501, our anti-IL-6 and VEGF trap bispecific antibody biopolymer conjugate, in patients with diabetic macular edema (“DME”). The results of this study demonstrated that repeated monthly dosing of KSI-501 was safe and well tolerated and achieved clinically meaningful and sustained visual acuity gains. KSI-501 contains three tiers of innovation: (1) a two-target mechanism potently inhibiting both the dominant VEGF pathway and the IL-6 inflammation pathway, (2) a design based on Kodiak’s ABC Platform that we believe holds the potential for 6-month durability in the majority of patients, and (3) an enhanced KSI-501 formulation informed from tarcocimab’s commercial manufacturing scale-up. We believe that our supportive Phase 1 data and the multi-tiered design position the molecule to address unmet needs of patients with high prevalence retinal vascular diseases. As a result, we are planning to advance KSI-501 into a Phase 3 pivotal study (DAYBREAK) in patients with wet AMD later this year,” Dr. Perlroth added.

“We also plan to advance KSI-101 (formerly KSI-501P), the unconjugated anti-IL-6 and VEGF trap bispecific protein portion of KSI-501. This is a greenfield development opportunity for us, as it focuses on a market opportunity outside the established anti-VEGF class and, being independent of our ABC Platform, the molecule will have a journey separate from our ABC medicines tarcocimab and KSI-501. With its bispecific anti-inflammatory mechanism of action, its high formulation strength at 100 mg/mL and the safety we have seen so far as part of the KSI-501 Phase 1 study, we believe that KSI-101 is well positioned to address the uveitic complex of diseases with macular edema and inflammation for which no available intravitreal biologic therapies exist today. We plan to initiate a small dose-finding Phase 1b study of KSI-101 in the second quarter of this year to evaluate its safety and tolerability and identify two dose levels to progress into pivotal studies. We are currently in conversations with FDA on the design of these pivotal studies, and we hope to align on designs so we can initiate dual pivotal studies with KSI-101 later this year,” continued Dr. Perlroth.

“Tarcocimab is our most advanced program. We have important learnings from six pivotal studies across four major retinal diseases and maintain our conviction that tarcocimab could be an important medicine. With tarcocimab’s signature durability and safety record, as demonstrated in multiple studies, we believe tarcocimab could be differentiated in the market as a longest-acting biologic based on its ABC Platform design. Our objective is to finish the clinical development program and enable the marketing application. We intend to do this using the go-to-market formulation that we developed in our manufacturing facility, Ursus. We have received feedback from the FDA that a single, additional pivotal study using our go-to-market formulation should be sufficient to bridge our clinical scale material to our commercial scale, go-to-market material. At the same time, because we have three successful Phase 3 studies but in three different diseases, we plan to run one repeat study to support tarcocimab’s marketing application. We want to design this additional study to have a high real and perceived probability of success, so that our stakeholders can have early confidence. Therefore, we have initiated a GLOW2 Phase 3 pivotal study which is already actively enrolling patients. This new study builds from our successful GLOW1 study in patients with diabetic retinopathy with the addition of a third monthly loading dose (weeks 0, 4, 8) which we think would provide additional flexibility to physicians,” commented Dr. Perlroth. “At the same time, with our view of our data and our opportunity, including the importance of wet AMD in the anti-VEGF market, we have decided to study tarcocimab as a second investigational arm in the KSI-501 DAYBREAK study in wet AMD, with KSI-501 being the first investigational arm and aflibercept being the active comparator arm. Both DAYBREAK and GLOW2 will use tarcocimab’s new go-to-market formulation. We are currently in the process of obtaining regulatory feedback on study design for DAYBREAK and plan to initiate dosing as soon as regulatory alignment is completed, which we hope to be mid-year,” Dr. Perlroth concluded.

Dr. Perlroth summarized, “We are one successful clinical trial away from filing for registration, and the trial (GLOW2) will be conducted in a patient population (diabetic retinopathy) where tarcocimab already showed a clear win (GLOW1).”

Recent Business Highlights

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Guidance on cash runway: Kodiak ended the fourth quarter of 2023 with $285.5 million of cash and cash equivalents. We believe that our existing cash will be sufficient to support current and planned operations into 2026.
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Tarcocimab pivotal program: We announced in the fourth quarter of 2023 that our GLOW1 Phase 3 study of tarcocimab in patients with moderately severe and severe diabetic retinopathy met its primary endpoint of patients with at least a two-step improvement on the Diabetic Retinopathy Severity Scale (DRSS) score. To date, tarcocimab has been studied in six pivotal clinical studies: Phase 3 GLOW1 study in non-proliferative diabetic retinopathy (“NPDR”), Phase 3 BEACON study in retinal vein occlusion (“RVO”), Phase 3 DAYLIGHT study in wet age-related macular degeneration (“wet AMD”), Phase 3 GLEAM and GLIMMER studies with identical study design in diabetic macular edema (“DME”) and Phase 2/3 DAZZLE study in wet AMD. Of the six registrational studies, GLOW1, BEACON, and DAYLIGHT successfully met the primary endpoint.

Given we have three successful Phase 3 studies across three different diseases, an additional successful pivotal study in one of these indications is required for regulatory approval. We believe tarcocimab demonstrated strong and consistent durability of approximately 6 months for the majority of patients and favorable safety across the full pivotal program, and we believe tarcocimab has the potential to become an important medicine for patients and a meaningfully differentiated product in the marketplace. Therefore, we have activated GLOW2, a Phase 3 study in diabetic retinopathy (“DR”). The GLOW2 study has a similar design as GLOW1 with the benefit of an additional, third monthly loading dose (weeks 0, 4, and 8). We discussed the study design with the FDA, and the study is currently recruiting patients.

Additionally, in light of the importance of wet AMD in today’s anti-VEGF market, we also plan to study tarcocimab as a second investigational arm in the KSI-501 Phase 3 DAYBREAK study to evaluate its durability, strengthen its competitive position in wet AMD and bolster our ex-US regulatory dossier. We are discussing the study design of DAYBREAK with the FDA and plan to initiate the study as soon as regulatory alignment is completed, which we hope is mid-2024.

We made adjustments to the tarcocimab product that improve the manufacturability in a prefilled syringe and we believe may also enhance the utility of the product. We believe now is the time to implement these changes given the additional clinical studies we plan to conduct, and the FDA has agreed that these additional clinical studies should be sufficient to bridge the former material to the go-to-market material we would like to commercialize going forward. Both GLOW2 and DAYBREAK will be run using our go-to-market formulation of tarcocimab.

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Tarcocimab commercial scale manufacturing: Our custom-built commercial scale manufacturing facility, Ursus, was commissioned as a cGMP facility in January 2023. We worked with Lonza and regulatory authorities to obtain approval for Ursus, and we released our first commercial scale cGMP batch of tarcocimab in July 2023. In October 2023, we made a final payment of $26.8 million to Lonza for final activation of Ursus. Separately, tarcocimab drug product based on our go-to-market formulation was released in March 2024 and is ready for use in GLOW2 and DAYBREAK Phase 3 studies.

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KSI-501 clinical program: We recently shared Phase 1 study results for KSI-501, our anti-IL-6, VEGF trap bispecific conjugate, in patients with diabetic macular edema (“DME”) at the Angiogenesis, Exudation, and Degeneration 2024 Virtual Meeting. The Phase 1 study met its objectives of demonstrating that repeated monthly dosing of KSI-501 was safe and well tolerated and achieved clinically meaningful and sustained visual acuity gains in patients. We believe the Phase 1 study results support further clinical development of KSI-501 and intend to develop it in two therapeutic forms, KSI-501 (formerly KSI-501ABC) and KSI-101 (formerly KSI-501P).
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KSI-501: KSI-501 is an anti-IL-6, VEGF-trap bispecific antibody biopolymer conjugate built on our ABC platform and is being developed for high prevalence retinal vascular diseases to address the unmet needs of targeting multiple biologies and extended durability. Following the recently announced Phase 1 study results, we intend to advance KSI-501 into a Phase 3 study DAYBREAK in 2024 to evaluate its efficacy, durability, and safety in wet AMD. The DAYBREAK study is intended to be a non-inferiority study evaluating KSI-501 dosed every 4 to 24 weeks, compared to aflibercept dosed per label. The DAYBREAK study will use an enhanced formulation of KSI-501 educated from tarcocimab’s commercial manufacturing scale-up. We are in the process of obtaining regulatory feedback on the study design and intend to initiate the study as soon as regulatory alignment is completed, targeting mid-2024.
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KSI-101: KSI-101 is the unconjugated protein portion of KSI-501 and is a novel, potent and high-strength bispecific protein targeting IL-6 and VEGF. We intend to seek to develop KSI-101 for patients who have retinal fluid and inflammation. Currently there are no available intravitreal biologic therapies addressing the spectrum of inflammatory conditions of the retina. We believe that retinal inflammatory conditions represent a new market segment separate from the established anti-VEGF market. KSI-101 is a clinical prospect with opportunities and risks uncoupled from the ABC Platform, and as such is an important part of our late-phase portfolio. We intend to initiate a dose-finding Phase 1b study in the second quarter of 2024 to evaluate its safety and tolerability and identify two dose levels to progress into pivotal studies. We are currently in the process of obtaining regulatory feedback on the design of the pivotal program, and we hope to initiate dual Phase 2b/3 studies later in 2024.
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KSI-501 and KSI-101 manufacturing: We have been progressing the manufacturing of KSI-501 and KSI-101 in preparation for the anticipated clinical studies. Clinical material for both KSI-501 (50 mg/mL strength in our enhanced formulation) and KSI-101 (100 mg/mL strength) were successfully manufactured in 1Q2024.

Fourth Quarter and Full Year 2023 Financial Results

Cash Position

Kodiak ended the fourth quarter of 2023 with $285.5 million of cash and cash equivalents. We believe that our current cash will support our operations into 2026.

Net Loss

The net loss for the fourth quarter of 2023 was $59.5 million, or $1.13 per share on both a basic and diluted basis, as compared to a net loss of $70.4 million, or $1.35 per share on both a basic and diluted basis, for the fourth quarter of 2022. The net loss for the quarter ended December 31, 2023 included non-cash stock-based compensation of $22.8 million, as compared to $25.8 million for the quarter ended December 31, 2022.

R&D Expenses

Research and development (R&D) expenses were $46.6 million for the quarter ended December 31, 2023, as compared to $56.0 million for the quarter ended December 31, 2022. The R&D expenses for the fourth quarter of 2023 included non-cash stock-based compensation of $11.9 million, as compared to $14.3 million for the fourth quarter of 2022. The decrease in R&D expenses for the fourth quarter of 2023 was primarily driven by the conclusion of clinical studies in the tarcocimab development program, partially offset by an increase in expense due to clinical trial progression for KSI-501.

R&D expenses were $206.3 million for the year ended December 31, 2023, as compared to $267.6 million for the year ended December 31, 2022. The R&D expenses for the full year of 2023 included non-cash stock-based compensation of $44.0 million, as compared to $59.3 million for the full year of 2022. The decrease in R&D expenses for the full year of 2023 was primarily driven by the conclusion of clinical studies in the tarcocimab development program, decreased manufacturing expense related to the timing of manufacturing runs, and forfeitures related to stock-based compensation expense, partially offset by an increase in expense due to clinical trial progression for KSI-501.

G&A Expenses

General and administrative (G&A) expenses were $16.7 million for the quarter ended December 31, 2023, as compared to $18.1 million for the quarter ended December 31, 2022. The G&A expenses for the fourth quarter of 2023 included non-cash stock-based compensation of $10.9 million, as compared to $11.5 million for the fourth quarter of 2022.

G&A expenses were $71.0 million for the year ended December 31, 2023, as compared to $73.8 million for the year ended December 31, 2022. The G&A expenses for the full year of 2023 included non-cash stock-based compensation of $44.5 million, as compared to $46.7 million for the full year of 2022. The decrease in G&A expenses for the full year of 2023 was primarily driven by a decrease in professional fees for consulting, legal and accounting expenses.

About the KSI-501 Clinical Program

KSI-501 is a first-in-class bispecific molecule designed to inhibit two mechanisms implicated in retinal diseases: vascular endothelial growth factor (“VEGF”) and interleukin-6 (“IL-6”). IL-6 is a pro-inflammatory cytokine and growth factor implicated in the pathophysiology of multiple retinal diseases and, in conditions for which anti-VEGF treatment is used, elevated levels of ocular IL-6 have been associated with poor anti-VEGF treatment response. The bispecific mechanism of action of KSI-501 is designed to provide potent inhibition of (i) VEGF-mediated angiogenesis and vascular permeability through a soluble decoy receptor inhibiting the binding of VEGF-A and PLGF to their cognate receptors and (ii) IL-6 mediated inflammation through an antibody that binds soluble interleukin-6, inhibiting its binding to both soluble and membrane-bound IL-6 receptors. In cell-based assays, KSI-501 inhibited angiogenesis and also normalized inner and outer blood retinal barriers; dual inhibition of VEGF and IL-6 by KSI-501 conferred superior normalization of cell morphology and junctional biology compared to either anti-VEGF or anti-IL-6 monotherapy. We believe KSI-501 has the potential to become a new category of retinal medicines with greater therapeutic efficacy than existing therapies.

Kodiak intends to develop KSI-501 as two therapeutic programs in parallel, KSI-501 (formerly KSI-501ABC) and KSI-101 (formerly KSI-501P).

KSI-501

KSI-501 is an anti-IL-6, VEGF-trap bispecific antibody biopolymer conjugate built on the ABC platform and is being developed for high prevalence retinal vascular diseases to address the unmet needs of targeting multiple biologies and extended durability. A Phase 1 trial was conducted to evaluate its safety, tolerability, and bioactivity in DME patients. In February 2024, the Phase 1 study results were presented at the Angiogenesis, Exudation, and Degeneration 2024 Virtual Meeting. Kodiak believes the Phase 1 study met its objectives: (1) repeated monthly dosing of KSI-501 was safe and well tolerated; (2) KSI-501 demonstrated bioactivity in both functional (vision) and anatomical (OCT CST) measures.

Kodiak intends to advance KSI-501 into a Phase 3 study DAYBREAK in 2024 to evaluate its efficacy, durability, and safety in wet AMD. The DAYBREAK study is intended to be a non-inferiority study evaluating KSI-501 dosed every 4 to 24 weeks, compared to aflibercept dosed per label. The DAYBREAK study will use an enhanced formulation of KSI-501 educated from tarcocimab’s commercial manufacturing scale-up. We are in the process of obtaining regulatory feedback on the study design and intend to initiate the study as soon as regulatory alignment is completed, targeting mid-2024.

KSI-101

KSI-101 is the unconjugated protein portion of KSI-501 and is a novel bispecific protein targeting IL-6 and VEGF. We intend to develop KSI-101 for patients who have retinal fluid and inflammation. Currently there are no available intravitreal biologic therapies addressing the spectrum of inflammatory conditions of the retina. We believe that retinal inflammatory conditions represent a new market segment separate from the established anti-VEGF market. KSI-101 is a clinical prospect with opportunities and risks uncoupled from the ABC Platform, and as such is an important part of our late-phase portfolio. We intend to initiate a dose-finding Phase 1b study in the second quarter of 2024 to evaluate its safety and tolerability and identify two dose levels to progress into pivotal studies. We are currently in the process of obtaining regulatory feedback on the design of the pivotal program, and we hope to initiate dual Phase 2b/3 studies later in 2024.

About tarcocimab tedromer (tarcocimab, KSI-301)

Tarcocimab is an investigational anti-VEGF therapy built on Kodiak’s Antibody Biopolymer Conjugate (“ABC”) Platform and is designed to maintain potent and effective drug levels in ocular tissues for longer than existing available agents. Kodiak’s objective with tarcocimab is to enable earlier treatment and prevention of vision loss for patients with diabetic retinopathy and to develop a new durability agent to improve outcomes for patients with retinal vascular diseases. To date, tarcocimab has been studied in six pivotal clinical studies: Phase 3 GLOW1 study in non-proliferative diabetic retinopathy (“NPDR”), Phase 3 BEACON study in retinal vein occlusion (“RVO”), Phase 3 DAYLIGHT study in wet age-related macular degeneration (“wet AMD”), Phase 3 GLEAM and GLIMMER studies with identical study design in diabetic macular edema (“DME”), and Phase 2/3 DAZZLE study in wet AMD. Of the six registrational studies, GLOW1, BEACON, and DAYLIGHT successfully met the primary endpoint. Tarcocimab demonstrated what Kodiak believes is strong and consistent durability of approximately 6 months for the majority of patients and favorable safety across the full pivotal program. Based on these data in totality and what Kodiak believes is the potential for tarcocimab to become an important medicine for patients and a meaningfully differentiated product in the marketplace, Kodiak plans to continue the clinical development with an additional Phase 3 study in diabetic retinopathy (“GLOW2” study in “DR”). The GLOW2 study is intended to have a similar design as GLOW1 with the benefit of an additional, third monthly loading dose (weeks 0, 4 and 8). In addition, Kodiak also plans to study tarcocimab as a second investigational arm in the KSI-501 Phase 3 DAYBREAK study to evaluate its durability, strengthen its competitive position in wet AMD and bolster our ex-US regulatory dossier. Both GLOW2 and DAYBREAK will use a go-to-market formulation of tarcocimab which we believe offers a variety of benefits compared to the clinical scale material. We believe we have obtained regulatory alignment on the study design of GLOW2, and the study is actively enrolling patients. We are in the process of obtaining FDA alignment on the study design of DAYBRAK and plan to initiate the study as soon as regulatory alignment is completed, targeting mid-2024.

About Kodiak Sciences Inc.

Kodiak Sciences (Nasdaq: KOD) is a biopharmaceutical company committed to researching, developing, and commercializing transformative therapeutics to treat a broad spectrum of retinal diseases. We are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Our ABC Platform™ uses molecular engineering to merge the fields of protein-based and chemistry-based therapies and has been at the core of Kodiak’s discovery engine. We are developing a portfolio of three late-stage clinical programs, two of which are late-stage today and derived from our ABC Platform and one which is platform-independent and which we believe can progress rapidly into pivotal studies.

Kodiak’s lead investigational medicine, tarcocimab, is a novel anti-VEGF antibody biopolymer conjugate under development for the treatment of high prevalence retinal vascular diseases including diabetic retinopathy, the leading cause of blindness in working-age patients in the developed world, and wet age-related macular degeneration, the leading cause of blindness in elderly patients in the developed world.

KSI-501 is our second investigational medicine, a first-in-class anti-IL-6, VEGF-trap bispecific antibody biopolymer conjugate designed to inhibit both IL-6 mediated inflammation and VEGF-mediated angiogenesis and vascular permeability. KSI-501 is being developed for the treatment of high prevalence retinal vascular diseases to address the unmet needs of targeting multiple biologies and extended durability.

Additionally, Kodiak is developing a third product candidate, KSI-101, a novel anti-IL-6, VEGF-trap bispecific protein, the unconjugated protein portion of KSI-501. Kodiak intends to develop KSI-101 for the treatment of retinal inflammatory diseases, as currently there are no available intravitreal biologic therapies addressing the spectrum of inflammatory conditions of the retina.

Kodiak has expanded its early research pipeline of duet and triplet inhibitors that embed small molecules and other bioactive molecules in the biopolymer backbone to provide a high drug-antibody ratio (“DAR”). The diverse bioactives are designed to be released over time to achieve sustained inhibition of targeted biological pathways. We believe this unique combination of high DAR and extended therapeutic benefit offers potential for broad and important utility for multifactorial ophthalmic and systemic diseases.

For more information, please visit www.kodiak.com.

Kodiak®, Kodiak Sciences®, ABC™, ABC Platform™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: the potential benefits of KSI-501, including that it may represent a new category of retinal medicines with greater therapeutic efficacy than existing therapies; the prospects of the candidates in our pipeline, including tarcocimab, KSI-501, and KSI-101; our ability to apply our clinical experience with tarcocimab to allow us to design and run an additional pivotal study, and the potential success of such study; the expected enhancements and benefits of a new formulation; our and Lonza’s (our manufacturing counterpart) ability to successfully execute on our manufacturing development plan and our guidance on our cash runway. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "could," "expect," "plan," "believe," "intend," "pursue," and other similar expressions among others. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. The risks and uncertainties include, but are not limited to: the risk that cessation or delay of any of the on-going clinical studies and our development of tarcocimab or KSI-501 may occur; the risk that the BEACON and/or GLOW1 and/or GLOW2 and/or DAYLIGHT results may not provide the evidence, insights, or benefits as anticipated; the risk that safety, efficacy, and durability data observed in our product candidates in current or prior studies may not continue or persist; the risk that the results of the tarcocimab Phase 3 studies may not be sufficient to support a single Biologics License Application (BLA) submission for wet AMD, RVO and NPDR; the risk that a BLA may not be accepted by, or receive approval from, the FDA or foreign regulatory agencies when expected, or at all; future potential regulatory milestones of tarcocimab or KSI-501 or KSI-101, including those related to current and planned clinical studies, may be insufficient to support regulatory submissions or approval; the risk that a new formulation of tarcocimab, KSI-501 or other ABC Platform derived molecules may not provide the benefits expected; our research and development efforts and our ability to advance our product candidates into later stages of development may fail; the risk that KSI-501 may not inhibit VEGF and IL-6 or have an impact on the treatment of patients as expected; any one or more of our product candidates may not be successfully developed, approved or commercialized; our manufacturing facilities may not operate as expected; adverse conditions in the general domestic and global economic markets, which may significantly impact our business and operations, including our clinical trial sites, as well as the business or operations of our manufacturers, contract research organizations or other third parties with whom we conduct business; as well as the other risks Identified in our filings with the Securities and Exchange Commission. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in our most recent Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Kodiak undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. Kodiak®, Kodiak Sciences®, ABC™, ABC Platform™, and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Kodiak Sciences Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating expenses
Research and development	$46,629	$55,994	$206,298	$267,591
General and administrative	16,745	18,072	71,023	73,788
Total operating expenses	63,374	74,066	277,321	341,379
Loss from operations	(63,374)	(74,066)	(277,321)	(341,379)
Interest income	3,897	3,017	16,733	7,071
Interest expense	—	(4)	(13)	(18)
Other income (expense), net	(39)	605	110	503
Net loss	$(59,516)	$(70,448)	$(260,491)	$(333,823)
Net loss per common share, basic and diluted	$(1.13)	$(1.35)	$(4.97)	$(6.39)
Weighted-average shares of common stock outstanding used in computing net loss per common share, basic and diluted	52,483,019	52,316,531	52,414,256	52,249,620

Kodiak Sciences Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(in thousands)

	December 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$285,507	$478,933
Working capital	$247,580	$433,509
Total assets	$479,372	$666,628
Accumulated deficit	$(1,152,531)	$(892,040)
Total stockholders’ equity	$265,781	$436,167

Kodiak Contact:

John Borgeson

Chief Financial Officer

Tel (650) 281-0850

ir@kodiak.com